Exhibit 99.1

Starton Therapeutics Receives Authorization from the FDA to Proceed with STAR-LLD Lenalidomide Phase 1b Clinical Trial in Multiple Myeloma

•	FDA agrees to the planned Phase 1b study in second-line transplant ineligible patients in multiple myeloma

•	Treatment regimen will include Velcade® (bortezomib) and dexamethasone and replace oral Revlimid® with STAR-LLD

PARAMUS, N.J., June 12, 2023 – Starton Therapeutics Inc. (“Starton” or “the Company”), a clinical stage biotechnology company focused on transforming standard-of-care therapies with proprietary continuous delivery technology, today provided updates on its Phase 1b STAR-LLD clinical trial of its investigational continuous delivery lenalidomide in multiple myeloma.

The U.S. Food and Drug Administration (“FDA”) notified the Company that it may proceed with the U.S.-based program in second-line transplant-ineligible patients using the combination of STAR-LLD, Velcade, and dexamethasone. This treatment paradigm will replace oral Revlimid with STAR-LLD. The planned study that follows this development will evaluate six patients for tolerability, immune biomarkers, and signals of efficacy of continuously delivered lenalidomide at the highest planned daily dose. The study is expected to accrue six patients in the United States in three to four centers over a period of 10 months and will provide readouts in the tolerability of the regimen, the impact of continuous delivery on immune function by measuring biomarkers of T-cell, NK-cell, and B-cell upregulation, and cytokine production induced by lenalidomide. It will also provide signals of efficacy in assessing response rates, duration of response, progression free survival, and changes in minimal residual disease.

Pedro Lichtinger, Chairman and CEO of Starton Therapeutics commented, “Today’s announcement marks a significant development for Starton and patients in need of approved drugs and an improved quality of life, and we are excited to begin this critical program in transplant-ineligible patients with multiple myeloma. This study will provide initial evidence of the impact of continuous delivery of lenalidomide both in terms of safety and efficacy, as well as provide clarity for signals of improvement in patients outcomes.”

As part of the development plans, the FDA agreed to have a meeting to review the initial data on safety and activity from the study as an interim analysis, while patients continue treatment for efficacy endpoints. This interim review is aimed at helping develop the plans for the approval path forward with Phase 2 studies for multiple myeloma, as well as other malignancies where lenalidomide has shown activity but is not approved for the new indications planned for study.

Dr. Jamie Oliver, Starton’s Chief Medical Officer noted, “We are very happy with the agreed protocol, which allows a quick read for the key safety and efficacy data which we will review with the FDA. The upcoming Phase 1b clinical study in multiple myeloma is on track to begin enrollment in Q4 2023. Treatment of second-line patients at our proposed optimal dose of continuous lenalidomide in combination with the proteasome inhibitor Velcade and dexamethasone allows us to demonstrate activity in an established standard of care regimen by replacing Revlimid with STAR-LLD.”

Starton has signed an agreement for a business combination with Healthwell Acquisition Corp. I (Nasdaq: HWEL) (“Healthwell”). Please see “Additional Information and Where to Find It” below for additional information related to the proposed business combination.

About STAR-LLD

STAR-LLD is a continuous delivery lenalidomide in development to expand and replace the standard of care for the most common blood cancers, multiple myeloma and chronic lymphocytic leukemia (CLL). A preclinical proof-of-concept study for STAR-LLD demonstrated that MM tumors caused by human myeloma cells grew 25-fold if untreated, five-fold when treated with daily lenalidomide and shrank by 80% with STAR-LLD. The study also showed 100% efficacy (overall response rate ORR) at 144 mcg/day continuous LLD and 20% tumor elimination vs. 0% ORR with active control with daily pulsatile once daily dosing. In addition, a Phase 1 bioavailability study in healthy men comparing STAR-LLD to Revlimid demonstrated the drug is well tolerated and is >93% bioavailable by the subcutaneous route. It was also observed that the Cmax is <90% lower than oral Revlimid. These data support the safety of the planned Phase 1 dose of 400 mcg/hr (9.6 mg a day) versus a standard 25 mg a day dose for Revlimid.

About Starton Therapeutics

A clinical-stage biotechnology platform company focused on transforming standard of care therapies with proprietary continuous delivery technology, so people with cancer can receive continuous treatment to live better, longer. Starton’s proprietary transdermal technology is intended to increase efficacy of approved drugs, to make them more tolerable and expand their potential use. To learn more, visit www.startontx.com.

About Healthwell

Healthwell is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Additional Information and Where to Find It

In connection with the transactions contemplated by the business combination agreement, dated April 27, 2023 (as amended on May 15, 2023 and as many be further amended or supplemented from time to time, the “Business Combination Agreement,” and all of the transactions contemplated thereunder, the “Transaction”), by and among Starton, Healthwell, HWEL Holdings Corp., a Delaware corporation and wholly-owned subsidiary of Healthwell (“Pubco”), and other parties thereto, Pubco filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”) on May 15, 2023 (as may be amended or supplemented from time to time, the “Registration Statement”), which includes a preliminary proxy statement and a prospectus in connection with the Transaction. STOCKHOLDERS OF HEALTHWELL ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, AND, WHEN AVAILABLE, ANY AMENDMENTS THERETO, THE DEFINITIVE PROXY STATEMENT, THE PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THIS DOCUMENT WILL NOT CONTAIN ALL THE INFORMATION THAT SHOULD BE CONSIDERED CONCERNING THE TRANSACTION. IT IS ALSO NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION OR ANY OTHER DECISION IN RESPECT OF THE TRANSACTION. When available, the definitive proxy statement and other relevant documents will be mailed to the stockholders of Healthwell as of a record date to be established for voting on the Transaction. Stockholders and other interested persons will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement, the Registration Statement and other documents filed the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov. Healthwell’s stockholders will also be able to obtain a copy of such documents, without charge, by directing a request to: Healthwell Acquisition Corp., 1001 Green Bay Rd, #227 Winnetka, IL 60093; e-mail: healthwell.management@healthwellspac.com.

Forward-Looking Statements

This communication contains forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Any statements other than statements of historical fact contained herein are forward-looking statements. Such forward-looking statements include, but are not limited to, expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding Starton and the Transaction and the future held by the respective management teams of Healthwell or Starton, the anticipated benefits and the anticipated timing of the Transaction, future financial condition and performance of Starton and expected financial impacts of the Transaction (including future revenue, pro forma enterprise value and cash balance), the satisfaction of closing conditions to the Transaction, financing transactions, if any, related to the Transaction, the level of redemptions of Healthwell’s public stockholders and the products and markets and expected future performance and market opportunities of Starton. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “future,” “intend,” “may,” “might,” “strategy,” “opportunity,” “plan,” “project,” “possible,” “potential,” “project,” “predict,” “scales,” “representative of,” “valuation,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including, without limitation: (i) the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect the price of Healthwell’s securities; (ii) the risk that the Transaction may not be completed by Healthwell’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Healthwell; (iii) the failure to satisfy the conditions to the consummation of the Transaction, including, among others, the condition that Healthwell has cash or cash equivalents of at least $15 million, and the requirement that the Business Combination Agreement and the transactions contemplated thereby be approved by the stockholders of each of Healthwell and Starton; (iv) the failure to obtain any applicable regulatory approvals required to consummate the Transaction; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (vi) the effect of the announcement or pendency of the Transaction on Starton’s business relationships, operating results, and business generally; (vii) risks that the Transaction disrupts current plans and operations of Starton; (viii) the risk that Pubco may not be able to raise funds in a PIPE financing or may not be able to raise as much as anticipated; (ix) the outcome of any legal proceedings that may be instituted against Starton or Healthwell related to the Business Combination Agreement or the Transaction; (x) the ability to maintain the listing of Healthwell’s securities on a national securities exchange or failure of Pubco to meet initial listing standards in connection with the consummation of the Transaction; (xi) uncertainty regarding outcomes of Starton’s ongoing clinical trials, particularly as they relate to regulatory review and potential approval for its product candidates; (xii) risks associated with Starton’s efforts to commercialize a product candidate; (xiii) Starton’s ability to negotiate and enter into definitive agreements for supply, sales, marketing, and/or distribution on favorable terms, if at all; (xiv) the impact of competing product candidates on Starton’s business; (xv) intellectual property-related claims; and (xvi) Starton’s ability to attract and retain qualified personnel; and (xvii) Starton’s ability to continue to source the raw materials for its product candidates.

The foregoing list of factors is not exhaustive. Recipients should carefully consider such factors and the other risks and uncertainties described and to be described in the “Risk Factors” section of Healthwell’s initial public offering (the “IPO”) prospectus filed with the SEC on August 4, 2021, Healthwell’s Annual Report on Form 10-K filed for the year ended December 31, 2022 filed with the SEC on March 3, 2023 and subsequent periodic reports filed by Healthwell with the SEC, the Registration Statement and other documents filed or to be filed by Healthwell and Pubco from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Recipients are cautioned not to put undue reliance on forward-looking statements, and neither Starton, Healthwell nor Pubco assume any obligation to, nor intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Neither Starton, Healthwell nor Pubco gives any assurance that either Starton or Healthwell, or the combined company, will achieve its expectations.

Information Sources; No Representations

The information herein does not purport to be all-inclusive. The information herein is derived from various internal and external sources, with all information relating to the business, past performance, results of operations and financial condition of Healthwell derived entirely from Healthwell and all information relating to the business, past performance, results of operations and financial condition of Starton derived entirely from Starton. No representation is made as to the reasonableness of the assumptions made with respect to the information therein, or to the accuracy or completeness of any projections or modeling or any other information contained therein. Any data on past performance or modeling contained therein is not an indication as to future performance.

No representations or warranties, express or implied, are given in respect of the communication. To the fullest extent permitted by law in no circumstances will Healthwell, Starton or Pubco, or any of their respective subsidiaries, affiliates, shareholders, representatives, partners, directors, officers, employees, advisors or agents, be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this communication (including without limitation any projections or models), any omissions, reliance on information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith, which information relating in any way to the operations of Starton has been derived, directly or indirectly, exclusively from Starton and has not been independently verified by Healthwell. Neither the independent auditors of Healthwell nor the independent auditors of or Starton audited, reviewed, compiled or performed any procedures with respect to any projections or models for the purpose of their inclusion in the communication and, accordingly, neither of them expressed any opinion or provided any other form of assurances with respect thereto for the purposes of the communication.

Prior Disclosures

Starton is aware that its CEO appeared on the television program “Unicorn Hunters” on June 7, 2021. During that appearance, the CEO made a number of representations as to Starton’s approach to reformulating drug products to improve efficacy, tolerability and patients’ quality of life. As part of these representations, the CEO raised the specific example of Starton’s investigational reformulation of Revlimid. While Starton believes in the value of its product, it understands that any clinical superiority claims cannot be made absent specific findings from rigorous clinical studies which Starton has not undertaken. The CEO’s comments on the television program were not intended to suggest Starton has conducted such studies; Starton does not have data to support these specific representations and disclaims any representations or purported representations by its CEO which either stated or implied the contrary.

Trademarks and Tradenames

This communication includes trademarks of Starton, which are protected under applicable intellectual property laws and are the property of Starton or its subsidiaries. This communication also includes other trademarks, trade names and service marks that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Participants in the Solicitation

Healthwell, Starton, Pubco and their respective directors and executive officers may be deemed participants in the solicitation of proxies of Healthwell’s stockholders in connection with the Transaction. Healthwell’s stockholders and other interested persons may obtain more detailed information regarding the names, affiliations, and interests of certain of Healthwell executive officers and directors in the solicitation by reading Healthwell’s final prospectus filed with the SEC on August 4, 2021 in connection with the IPO, Healthwell’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 3, 2023 and Healthwell’s other filings with the SEC. A list of the names of such directors and executive officers and information regarding their interests in the Transaction, which may, in some cases, be different from those of stockholders generally, are set forth in the Registration Statement relating to the Transaction. These documents can be obtained free of charge from the source indicated above.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Transaction. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts

Starton Therapeutics

Investors@startontx.com

Healthwell

HealthwellSPAC@edelman.com

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